News Release

Contact:
	Steve Dale Media Relations (612) 303-0784	H.D. McCullough Investor Relations (612) 303-0786	Judith T. Murphy Investor Relations (612) 303-0783

U.S. BANCORP REPORTS RECORD NET INCOME FOR THE SECOND QUARTER 2004

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q04 vs	2Q04 vs	YTD	YTD	Percent
	2004	2004	2003	1Q04	2Q03	2004	2003	Change
Income from continuing operations, net	$1,036.9	$1,008.4	$915.0	2.8	13.3	$2,045.3	$1,799.1	13.7
Net income	1,036.9	1,008.4	919.9	2.8	12.7	2,045.3	1,804.7	13.3

Earnings per share from continuing operations (diluted)	0.54	0.52	0.47	3.8	14.9	1.06	0.93	14.0
Earnings per share (diluted)	0.54	0.52	0.48	3.8	12.5	1.06	0.94	12.8

Return on average assets (%)	2.19	2.14	1.97			2.16	1.96
Return on average equity(%)	21.9	20.7	19.0			21.3	19.0
Efficiency ratio (%)	38.6	47.0	50.6			42.7	49.5

Dividends declared per share	$0.24	$0.24	$0.205	—	17.1	$0.48	$0.41	17.1
Book value per share (period-end)	9.91	10.23	10.14	(3.1)	(2.3)
Net interest margin (%)	4.28	4.29	4.52			4.28	4.56

     MINNEAPOLIS, July 20, 2004 — U.S. Bancorp (NYSE: USB) today reported net income of $1,036.9 million for the second quarter of 2004, compared with $919.9 million for the second quarter of 2003. Net income of $.54 per diluted share in the second quarter of 2004 was higher than the same period of 2003 by $.06 (12.5 percent). Return on average assets and return on average equity were 2.19 percent and 21.9 percent, respectively, for the second quarter of 2004, compared with returns of 1.97 percent and 19.0 percent, respectively, for the second quarter of 2003.

     U.S. Bancorp Chairman, President and Chief Executive Officer Jerry A. Grundhofer said, “Our second quarter results represent the high-quality earnings that we are committed to produce for our shareholders. We saw very strong growth in our fee-based products and services, with the majority of categories displaying double-digit growth over both the previous year and the first quarter of 2004 on an annualized basis. The net interest margin was stable and earning assets were flat, compared with the first quarter of 2004, as loan growth was funded through reductions in

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

investment securities. Credit quality continues to show improvement, with the net charge-off ratio reaching 0.68 percent in the quarter and nonperforming assets declining 13.0 percent from March 31, 2004. In keeping with our target of returning 80 percent or more of earnings to our shareholders, we paid out 97 percent of earnings during the second quarter in the form of dividends and share repurchases. The products and services we now offer our customers are among the best in the industry and, along with our people and growing markets, are exactly what we need to drive organic growth.”

     The Company’s results for the second quarter of 2004 improved over the same period of 2003, primarily due to growth in fee-based products and services and a lower provision for credit losses. Included in the current quarter were losses on the sale of securities of ($171.7) million, a net reduction of $384.8 million from securities gains realized in the second quarter of 2003. The current quarter also included a $171.1 million reparation of mortgage servicing rights (“MSR”), a $367.4 million favorable variance over the second quarter of 2003. Since the end of the first quarter of 2004, the yield on 10-year Treasury Notes increased 75 basis points to 4.58 percent. The yield on 30-year Fannie Mae commitments rose 70 basis points during the same timeframe. Driven by the rise in longer-term interest rates, the mortgage industry experienced a decline in refinancing activities, resulting in lower prepayments.

     Total net revenue on a taxable-equivalent basis for the second quarter of 2004 was $250.4 million (7.7 percent) lower than the second quarter of 2003, primarily reflecting the $384.8 million net reduction in gains (losses) on the sale of securities. Favorable revenue growth in all fee-based products and services categories partially offset the reduction in securities gains.

     Total noninterest expense in the second quarter of 2004 was lower than the second quarter of 2003, primarily reflecting the $367.4 million favorable change in the valuation of mortgage servicing rights caused by rising interest rates from late first quarter 2004. Also contributing to the positive variance in expense year-over-year was a $10.8 million reduction in merger and restructuring-related charges. These positive variances were partially offset by higher incentive-based compensation, employee benefits, insurance, and other operating expense.

     Provision for credit losses for the second quarter of 2004 was $204.5 million, a decrease of $118.5 million (36.7 percent) from the second quarter of 2003. Net charge-offs in the second quarter of 2004 were $204.5 million, compared with the first quarter of 2004 net charge-offs of $233.9 million and the second quarter of 2003 net charge-offs of $322.9 million. The decline in

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

losses from a year ago was primarily the result of an improving credit risk profile and collection efforts. Total nonperforming assets declined to $910.9 million at June 30, 2004, from $1,046.6 million at March 31, 2004 (13.0 percent), and $1,359.7 million at June 30, 2003 (33.0 percent). The ratio of the allowance for credit losses to nonperforming loans was 299 percent at June 30, 2004, compared with 258 percent at March 31, 2004, and 194 percent at June 30, 2003.

     On December 31, 2003, the Company completed the spin-off of Piper Jaffray Companies (NYSE: PJC). In connection with the spin-off, accounting rules require that the financial statements be restated for all prior periods. As such, historical financial results related to Piper Jaffray Companies have been segregated and accounted for in the Company’s financial statements as discontinued operations. Net income in the second quarter of 2003 included after-tax income from the discontinued operations of Piper Jaffray Companies of $4.9 million, or $.01 per diluted share.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	2Q	1Q	2Q	2Q04 vs	2Q04 vs	YTD	YTD	Percent
	2004	2004	2003	1Q04	2Q03	2004	2003	Change
Net interest income	$1,779.4	$1,779.0	$1,798.6	—	(1.1)	$3,558.4	$3,575.3	(0.5)
Noninterest income	1,241.7	1,318.3	1,472.9	(5.8)	(15.7)	2,560.0	2,839.0	(9.8)

Total net revenue	3,021.1	3,097.3	3,271.5	(2.5)	(7.7)	6,118.4	6,414.3	(4.6)
Noninterest expense	1,232.6	1,454.9	1,546.6	(15.3)	(20.3)	2,687.5	3,001.2	(10.5)
Provision for credit losses	204.5	235.0	323.0	(13.0)	(36.7)	439.5	658.0	(33.2)

Income from continuing operations before income taxes	1,584.0	1,407.4	1,401.9	12.5	13.0	2,991.4	2,755.1	8.6
Taxable-equivalent adjustment	7.0	7.2	6.7	(2.8)	4.5	14.2	14.0	1.4
Applicable income taxes	540.1	391.8	480.2	37.9	12.5	931.9	942.0	(1.1)

Income from continuing operations	1,036.9	1,008.4	915.0	2.8	13.3	2,045.3	1,799.1	13.7
Income from discontinued operations (after-tax)	—	—	4.9	nm	nm	—	5.6	nm

Net income	$1,036.9	$1,008.4	$919.9	2.8	12.7	$2,045.3	$1,804.7	13.3

Diluted earnings per share:
Income from continuing operations	$0.54	$0.52	$0.47	3.8	14.9	$1.06	$0.93	14.0
Discontinued operations	—	—	0.01	nm	nm	—	0.01	nm

Net income	$0.54	$0.52	$0.48	3.8	12.5	$1.06	$0.94	12.8

Net Interest Income

     Second quarter net interest income on a taxable-equivalent basis was $1,779.4 million, compared with $1,798.6 million recorded in the second quarter of 2003. Average earning assets for the period increased over the second quarter of 2003 by $7.6 billion (4.7 percent), primarily driven by increases in investment securities, residential mortgages, and retail loans, partially offset by a decline in commercial loans and loans held for sale related to mortgage banking activities. The net interest margin in the second quarter of 2004 was 4.28 percent, compared with 4.29 percent in the first quarter of 2004 and 4.52 percent in the second quarter of 2003. The decline in the net interest margin in the second quarter of 2004 from the second quarter of 2003 primarily reflected growth in lower-yielding investment securities as a percent of total earning assets, a change in loan mix, and a decline in the margin benefit from net free funds due to lower interest rates. In addition, the net interest margin declined year-over-year as a result of consolidating high

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

credit quality, low margin loans from Stellar Funding Group, Inc., a commercial loan conduit, onto the Company’s balance sheet during the third quarter of 2003.

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)				Change	Change
	2Q	1Q	2Q	2Q04 vs	2Q04 vs	YTD	YTD
	2004	2004	2003	1Q04	2Q03	2004	2003	Change
Components of net interest income
Income on earning assets	$2,243.2	$2,265.3	$2,334.5	$(22.1)	$(91.3)	$4,508.5	$4,673.0	$(164.5)
Expense on interest-bearing liabilities	463.8	486.3	535.9	(22.5)	(72.1)	950.1	1,097.7	(147.6)

Net interest income	$1,779.4	$1,779.0	$1,798.6	$0.4	$(19.2)	$3,558.4	$3,575.3	$(16.9)

Average yields and rates paid
Earning assets yield	5.39%	5.47%	5.87%	(0.08)%	(0.48)%	5.43%	5.96%	(0.53)%
Rate paid on interest-bearing liabilities	1.38	1.45	1.68	(0.07)	(0.30)	1.42	1.75	(0.33)

Gross interest margin	4.01%	4.02%	4.19%	(0.01)%	(0.18)%	4.01%	4.21%	(0.20)%

Net interest margin	4.28%	4.29%	4.52%	(0.01)%	(0.24)%	4.28%	4.56%	(0.28)%

Average balances
Investment securities	$42,489	$44,744	$36,142	$(2,255)	$6,347	$43,617	$35,187	$8,430
Loans	121,161	118,810	117,803	2,351	3,358	119,985	117,061	2,924
Earning assets	166,990	166,359	159,425	631	7,565	166,674	157,784	8,890
Interest-bearing liabilities	134,819	134,966	127,552	(147)	7,267	134,893	126,119	8,774
Net free funds*	32,171	31,393	31,873	778	298	31,781	31,665	116

*	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q04 vs	2Q04 vs	YTD	YTD	Percent
	2004	2004	2003	1Q04	2Q03	2004	2003	Change
Commercial	$34,484	$33,629	$36,581	2.5	(5.7)	$34,057	$36,460	(6.6)
Lease financing	4,846	4,902	5,121	(1.1)	(5.4)	4,873	5,186	(6.0)

Total commercial	39,330	38,531	41,702	2.1	(5.7)	38,930	41,646	(6.5)
Commercial mortgages	20,477	20,554	20,105	(0.4)	1.9	20,515	20,173	1.7
Construction and development	6,639	6,556	6,984	1.3	(4.9)	6,598	6,764	(2.5)

Total commercial real estate	27,116	27,110	27,089	—	0.1	27,113	26,937	0.7
Residential mortgages	14,052	13,610	11,012	3.2	27.6	13,831	10,570	30.9
Credit card	5,989	5,878	5,388	1.9	11.2	5,933	5,389	10.1
Retail leasing	6,484	6,192	5,762	4.7	12.5	6,338	5,756	10.1
Home equity and second mortgages	13,775	13,376	13,316	3.0	3.4	13,575	13,392	1.4
Other retail	14,415	14,113	13,534	2.1	6.5	14,265	13,371	6.7

Total retail	40,663	39,559	38,000	2.8	7.0	40,111	37,908	5.8

Total loans	$121,161	$118,810	$117,803	2.0	2.9	$119,985	$117,061	2.5

     Average loans for the second quarter of 2004 were $3.4 billion (2.9 percent) higher than the second quarter of 2003, primarily due to growth in average residential mortgages of $3.0 billion (27.6 percent) and retail loans of $2.7 billion (7.0 percent) year-over-year. Total commercial loans declined by $2.4 billion (5.7 percent), while total commercial real estate loans increased by $27 million (.1 percent). Although the consolidation of loans from the Stellar commercial loan conduit had a positive impact on average loan balances year-over-year, soft economic conditions throughout much of 2003 led to the overall decrease in total commercial loans. Average loans for the second quarter of 2004 were higher than the first quarter of 2004 by $2.4 billion (2.0 percent), reflecting growth in commercial loans, residential mortgages and retail loans.

     Average investment securities in the second quarter of 2004 were $6.3 billion (17.6 percent) higher than the second quarter of 2003, reflecting the reinvestment of proceeds from declining commercial loan balances and deposit growth from a year ago. Investment securities at June 30, 2004, were $4.7 billion higher than at June 30, 2003, but $5.1 billion lower than the balance at

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

March 31, 2004. During the second quarter of 2004, the Company continued to reposition its investment portfolio as part of its asset/liability management activities by acquiring principally floating and shorter-term fixed-rate securities and selling fixed-rate mortgage-backed securities.

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q04 vs	2Q04 vs	YTD	YTD	Percent
	2004	2004	2003	1Q04	2Q03	2004	2003	Change
Noninterest-bearing deposits	$30,607	$29,025	$32,515	5.5	(5.9)	$29,815	$32,669	(8.7)
Interest-bearing deposits
Interest checking	20,739	20,948	18,090	(1.0)	14.6	20,844	17,814	17.0
Money market accounts	34,242	34,397	31,134	(0.5)	10.0	34,320	29,915	14.7
Savings accounts	5,936	5,898	5,614	0.6	5.7	5,917	5,444	8.7

Savings products	60,917	61,243	54,838	(0.5)	11.1	61,081	53,173	14.9
Time certificates of deposit less than $100,000	13,021	13,618	15,790	(4.4)	(17.5)	13,319	16,500	(19.3)
Time deposits greater than $100,000	12,571	12,133	13,008	3.6	(3.4)	12,352	13,642	(9.5)

Total interest-bearing deposits	86,509	86,994	83,636	(0.6)	3.4	86,752	83,315	4.1

Total deposits	$117,116	$116,019	$116,151	0.9	0.8	$116,567	$115,984	0.5

     Average noninterest-bearing deposits for the second quarter of 2004 were lower than the second quarter of 2003 by $1.9 billion (5.9 percent). The change was primarily due to lower deposits associated with mortgage banking activities and a decline in Federal government deposits related to their decision in the third quarter of 2003 to pay for treasury management services rather than maintain compensating balances. Average interest-bearing deposits increased by $2.9 billion (3.4 percent) over the second quarter of 2003, driven by increases in savings products balances, partially offset by decreases in time certificates of deposit less than $100,000 and time deposits greater than $100,000.

     Average noninterest-bearing deposits for the second quarter of 2004 were $1.6 billion (5.5 percent) higher than the first quarter of 2004, primarily reflecting seasonality of corporate and individual tax filings. Average interest-bearing deposits were slightly lower than the first quarter of 2004 (.6 percent), primarily due to decreases in savings products and time certificates of deposit less than $100,000, partially offset by an increase in time deposits greater than $100,000.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

Noninterest-bearing deposits at June 30, 2004, were lower than at June 30, 2003, by $11.7 billion (26.3 percent), but were $1.7 billion (5.5 percent) higher than at March 31, 2004.

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q04 vs	2Q04 vs	YTD	YTD	Percent
	2004	2004	2003	1Q04	2Q03	2004	2003	Change
Credit and debit card revenue	$158.8	$141.8	$142.3	12.0	11.6	$300.6	$269.7	11.5
Corporate payment products revenue	102.7	94.8	90.9	8.3	13.0	197.5	176.9	11.6
ATM processing services	44.9	42.2	41.9	6.4	7.2	87.1	84.3	3.3
Merchant processing services	165.1	141.1	141.8	17.0	16.4	306.2	269.1	13.8
Trust and investment management fees	251.7	248.6	238.9	1.2	5.4	500.3	467.5	7.0
Deposit service charges	202.1	185.2	179.0	9.1	12.9	387.3	342.2	13.2
Treasury management fees	121.5	117.5	111.8	3.4	8.7	239.0	223.8	6.8
Commercial products revenue	107.4	110.4	100.0	(2.7)	7.4	217.8	204.2	6.7
Mortgage banking revenue	109.9	94.2	90.3	16.7	21.7	204.1	185.7	9.9
Investment products fees and commissions	42.2	39.3	38.1	7.4	10.8	81.5	73.2	11.3
Securities gains (losses), net	(171.7)	—	213.1	nm	nm	(171.7)	353.8	nm
Other	107.1	103.2	84.8	3.8	26.3	210.3	188.6	11.5

Total noninterest income	$1,241.7	$1,318.3	$1,472.9	(5.8)	(15.7)	$2,560.0	$2,839.0	(9.8)

Noninterest Income

     Second quarter noninterest income was $1,241.7 million, a decrease of $231.2 million (15.7 percent) from the same quarter of 2003, and a $76.6 million (5.8 percent) decrease from the first quarter of 2004. The decline in noninterest income from the second quarter of 2003 was driven by a net reduction in gains (losses) on the sale of securities of $384.8 million. The net reduction in gains (losses) on the sales of securities year-over-year was partially offset by increases in all other categories of noninterest income. Credit and debit card revenue and corporate payment products revenue were higher in the second quarter of 2004 than the second quarter of 2003 by $16.5 million (11.6 percent) and $11.8 million (13.0 percent), respectively. Although credit and debit card revenue grew year-over-year, the growth was somewhat muted due to the impact of the settlement of the antitrust litigation brought against VISA USA and Mastercard by Wal-Mart Stores, Inc., Sears Roebuck & Co. and other retailers, which lowered the interchange rate on

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

signature debit transactions beginning in August 2003. The year-over-year impact of the VISA settlement on credit and debit card revenue was approximately $7.4 million. This change in the interchange rate, in addition to higher customer loyalty rewards expenses, however, were more than offset by increases in transaction volumes and other rate adjustments. The corporate payment products revenue growth reflected growth in sales and card usage. Merchant processing services revenue was higher in the second quarter of 2004 than the same quarter of 2003 by $23.3 million (16.4 percent), reflecting an increase in transaction volume and the purchase of two European merchant acquiring businesses, which accounted for approximately $7.1 million of the increase. The favorable variance in trust and investment management fees of $12.8 million (5.4 percent) in the second quarter of 2004 over the same period of 2003 was principally driven by higher equity market valuations year-over-year, as well as net new account growth. Deposit service charges were higher year-over-year by $23.1 million (12.9 percent) due to account growth and revenue enhancement initiatives. Treasury management fees grew by $9.7 million (8.7 percent) in the second quarter of 2004 over the same period of 2003. The increase in treasury management fees year-over-year was partially driven by a change during the third quarter of 2003 in the Federal government’s payment methodology for treasury management services from compensating balances, reflected in net interest income, to fees. Commercial products revenue increased by $7.4 million (7.4 percent) over the second quarter of 2003, primarily due to leasing fees and international product revenue. The favorable variance year-over-year in mortgage banking revenue of $19.6 million (21.7 percent) was primarily due to higher origination and sales and loan servicing revenue. The $4.1 million (10.8 percent) increase in investment products fees and commissions reflected higher sales activity in the Consumer Banking business line. Other income was higher year-over-year by $22.3 million (26.3 percent), primarily due to higher income from equity investments relative to the same quarter of 2003.

     Noninterest income was lower in the second quarter of 2004 than the first quarter of 2004 by $76.6 million (5.8 percent), primarily due to the net reduction in gains (losses) on the sale of securities of $171.7 million. This unfavorable variance was partially offset by growth in the majority of other noninterest income categories. Credit and debit card revenue, corporate payment products revenue and ATM processing services increased quarter-over-quarter by $17.0 million (12.0 percent), $7.9 million (8.3 percent) and $2.7 million (6.4 percent), respectively, driven by seasonally higher transaction volumes. Merchant processing services revenue rose by $24.0

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

million (17.0 percent) over the first quarter of 2004 due to seasonality, higher same store sales and the purchase of two European merchant acquiring businesses. Trust and investment management fees were higher in the second quarter of 2004 than the first quarter of 2004 by $3.1 million (1.2 percent) due to tax preparation fees and net new account growth. Deposit service charges were higher in the second quarter by $16.9 million (9.1 percent) than the first quarter, primarily due to pricing enhancements and an increase in transaction-related fees. Treasury management fees increased by $4.0 million (3.4 percent) quarter-over-quarter, primarily due to federal tax receipts processing. Mortgage banking revenue was higher in the second quarter of 2004 than the first quarter of 2004 by $15.7 million (16.7 percent) due to increased origination and sales and loan servicing revenue. Investment products fees and commissions and other income increased by $2.9 million (7.4 percent) and $3.9 million (3.8 percent), respectively. Higher investment product sales in Consumer Banking led to the improvement in investment products fees and commissions, while higher revenue from equity investments relative to the first quarter of 2004 was the primary reason for the favorable variance in other income.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q04 vs	2Q04 vs	YTD	YTD	Percent
	2004	2004	2003	1Q04	2Q03	2004	2003	Change
Compensation	$572.6	$535.8	$547.6	6.9	4.6	$1,108.4	$1,093.6	1.4
Employee benefits	91.2	100.2	79.6	(9.0)	14.6	191.4	171.3	11.7
Net occupancy and equipment	153.4	155.7	159.5	(1.5)	(3.8)	309.1	320.8	(3.6)
Professional services	34.7	32.4	32.9	7.1	5.5	67.1	59.3	13.2
Marketing and business development	48.7	35.3	51.1	38.0	(4.7)	84.0	80.9	3.8
Technology and communications	102.4	101.7	104.1	0.7	(1.6)	204.1	209.0	(2.3)
Postage, printing and supplies	60.5	61.6	61.8	(1.8)	(2.1)	122.1	122.2	(0.1)
Other intangibles	(47.6)	226.1	312.3	nm	nm	178.5	547.4	(67.4)
Merger and restructuring-related charges	—	—	10.8	nm	nm	—	28.4	nm
Other	216.7	206.1	186.9	5.1	15.9	422.8	368.3	14.8

Total noninterest expense	$1,232.6	$1,454.9	$1,546.6	(15.3)	(20.3)	$2,687.5	$3,001.2	(10.5)

Noninterest Expense

     Second quarter noninterest expense totaled $1,232.6 million, a decrease of $314.0 million (20.3 percent) from the same quarter of 2003 and a $222.3 million (15.3 percent) decrease from the first quarter of 2004. The decline in expense year-over-year was primarily driven by the favorable change in MSR intangible valuations of $367.4 million and a $10.8 million reduction in merger and restructuring-related charges, offset by increases in compensation, employee benefits, professional services, and other expense. Compensation expense was higher year-over-year due to an increase in salaries, performance-based incentives and stock-based compensation, offset somewhat by lower contract labor costs. Employee benefits increased year-over-year by $11.6 million (14.6 percent), primarily as a result of higher pension expense, training, education and recruitment costs and payroll taxes. Professional services were higher than the same period of 2003 by $1.8 million (5.5 percent), while other expense rose by $29.8 million (15.9 percent), primarily due to higher charge-back exposure associated with the Company’s airline merchant processing portfolio, insurance, higher deposit fraud losses and processing expenses associated with the growth in payment services revenue.

     Noninterest expense in the second quarter of 2004 was lower than the first quarter of 2004 by $222.3 million (15.3 percent). The decline in noninterest expense from the first quarter of 2004

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

was primarily due to the favorable change in MSR intangible valuations of $280.4 million, partially offset by increases in compensation, professional services, marketing and business development, technology and communication and other expense. The $36.8 million (6.9 percent) increase in compensation expense quarter-over-quarter was primarily due to higher performance-based incentives, resulting from mortgage banking and product sales production, as well as stock-based compensation costs. The unfavorable variance in marketing and business development of $13.4 million (38.0 percent) quarter-over-quarter was primarily due to the timing of promotional programs and brand advertising. Other expense grew by $10.6 million (5.1 percent) over the first quarter of 2004, the result of higher merchant acquiring costs, higher mortgage loan expenses and slightly higher deposit fraud losses, offset by a charge taken in the first quarter of 2004 related to prepaying a portion of the Company’s debt.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	2Q	1Q	4Q	3Q	2Q
	2004	2004	2003	2003	2003
Balance, beginning of period	$2,369.7	$2,368.6	$2,367.7	$2,367.6	$2,408.5
Net charge-offs
Commercial	35.7	53.6	100.9	123.9	122.9
Lease financing	18.9	21.3	14.9	19.2	26.9

Total commercial	54.6	74.9	115.8	143.1	149.8
Commercial mortgages	1.8	4.6	10.0	5.9	9.3
Construction and development	0.7	4.7	2.9	4.6	2.5

Total commercial real estate	2.5	9.3	12.9	10.5	11.8

Residential mortgages	7.3	7.3	7.2	7.3	6.5

Credit card	62.7	63.4	62.3	59.3	64.5
Retail leasing	9.8	11.0	11.3	12.2	12.6
Home equity and second mortgages	20.2	19.5	20.4	23.2	23.9
Other retail	47.4	48.5	55.2	54.3	53.8

Total retail	140.1	142.4	149.2	149.0	154.8

Total net charge-offs	204.5	233.9	285.1	309.9	322.9

Provision for credit losses	204.5	235.0	286.0	310.0	323.0
Acquisitions and other changes	—	—	—	—	(41.0)

Balance, end of period	$2,369.7	$2,369.7	$2,368.6	$2,367.7	$2,367.6

Components
Allowance for loan losses	$2,244.4	$2,238.3	$2,235.0	$2,241.2	$2,266.2
Liability for unfunded credit commitments*	125.3	131.4	133.6	126.5	101.4

Total allowance for credit losses	$2,369.7	$2,369.7	$2,368.6	$2,367.7	$2,367.6

Gross charge-offs	$274.3	$304.8	$352.3	$373.6	$375.6
Gross recoveries	$69.8	$70.9	$67.2	$63.7	$52.7
Net charge-offs to average loans (%)	0.68	0.79	0.95	1.02	1.10
Allowance as a percentage of:
Period-end loans	1.93	1.98	2.00	1.98	1.98
Nonperforming loans	299	258	232	202	194
Nonperforming assets	260	226	206	180	174

*	During the first quarter of 2004, the Company reclassified the portion of its allowance for credit losses related to commercial off-balance sheet loan commitments and letters of credit to a separate liability account.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

Credit Quality

     The allowance for credit losses was $2,369.7 million at June 30, 2004, equal to the allowance for credit losses at March 31, 2004, and essentially equal to the allowance for credit losses of $2,367.6 million at June 30, 2003. The ratio of the allowance for credit losses to period-end loans was 1.93 percent at June 30, 2004, compared with 1.98 percent at both March 31, 2004, and June 30, 2003. The ratio of the allowance for credit losses to nonperforming loans was 299 percent at June 30, 2004, compared with 258 percent at March 31, 2004, and 194 percent at June 30, 2003. Total net charge-offs in the second quarter of 2004 were $204.5 million, compared with the first quarter of 2004 net charge-offs of $233.9 million and the second quarter of 2003 net charge-offs of $322.9 million.

     Commercial and commercial real estate loan net charge-offs were $57.1 million for the second quarter of 2004, or .35 percent of average loans outstanding, compared with $84.2 million, or .52 percent of average loans outstanding, in the first quarter of 2004 and $161.6 million, or .94 percent of average loans outstanding, in the second quarter of 2003. The decline in net charge-offs continues to be broad-based across most industries within the commercial loan portfolio.

     Retail loan net charge-offs of $140.1 million in the second quarter of 2004 were $2.3 million (1.6 percent) lower than the first quarter of 2004 and $14.7 million (9.5 percent) lower than the second quarter of 2003. Retail loan net charge-offs as a percent of average loans outstanding were 1.39 percent in the second quarter of 2004, compared with 1.45 percent and 1.63 percent in the first quarter of 2004 and second quarter of 2003, respectively. Lower levels of retail loan net charge-offs principally reflected the Company’s improvement in ongoing collection efforts and risk management.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

CREDIT RATIOS					Table 9

(Percent)	2Q	1Q	4Q	3Q	2Q
	2004	2004	2003	2003	2003
Net charge-offs ratios*
Commercial	0.42	0.64	1.14	1.33	1.35
Lease financing	1.57	1.75	1.19	1.52	2.11
Total commercial	0.56	0.78	1.15	1.35	1.44

Commercial mortgages	0.04	0.09	0.20	0.12	0.19
Construction and development	0.04	0.29	0.16	0.25	0.14
Total commercial real estate	0.04	0.14	0.19	0.15	0.17

Residential mortgages	0.21	0.22	0.21	0.24	0.24

Credit card	4.21	4.34	4.33	4.20	4.80
Retail leasing	0.61	0.71	0.76	0.83	0.88
Home equity and second mortgages	0.59	0.59	0.62	0.70	0.72
Other retail	1.32	1.38	1.57	1.55	1.59
Total retail	1.39	1.45	1.53	1.54	1.63

Total net charge-offs	0.68	0.79	0.95	1.02	1.10

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.05	0.06	0.06	0.11	0.09
Commercial real estate	0.01	0.01	0.02	0.01	0.02
Residential mortgages	0.50	0.56	0.61	0.63	0.65
Retail	0.48	0.54	0.56	0.57	0.63
Total loans	0.24	0.27	0.28	0.29	0.30

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	1.37	1.67	1.97	2.31	2.27
Commercial real estate	0.76	0.85	0.82	0.75	0.82
Residential mortgages	0.79	0.87	0.91	0.98	1.13
Retail	0.52	0.59	0.62	0.63	0.70
Total loans	0.88	1.03	1.14	1.27	1.32

*	annualized and calculated on average loan balances

**	ratios are expressed as a percent of ending loan balances

     The overall level of net charge-offs in the second quarter of 2004 reflected the Company’s ongoing efforts to reduce the overall risk profile of the organization. Net charge-offs are expected to continue to trend modestly lower.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

ASSET QUALITY					Table 10

($ in millions)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2004	2004	2003	2003	2003
Nonperforming loans
Commercial	$415.7	$510.7	$623.5	$793.9	$795.2
Lease financing	111.0	115.6	113.3	111.6	126.6

Total commercial	526.7	626.3	736.8	905.5	921.8
Commercial mortgages	163.8	184.9	177.6	161.5	182.0
Construction and development	41.3	43.6	39.9	40.2	35.3

Commercial real estate	205.1	228.5	217.5	201.7	217.3
Residential mortgages	41.7	42.1	40.5	46.1	56.0
Retail	18.4	20.4	25.2	21.6	24.2

Total nonperforming loans	791.9	917.3	1,020.0	1,174.9	1,219.3

Other real estate	70.0	76.0	72.6	70.4	71.5
Other nonperforming assets	49.0	53.3	55.5	73.0	68.9

Total nonperforming assets*	$910.9	$1,046.6	$1,148.1	$1,318.3	$1,359.7

Accruing loans 90 days or more past due	$293.2	$319.2	$329.4	$352.4	$360.7

Nonperforming assets to loans plus ORE (%)	0.74	0.87	0.97	1.10	1.14

*does not include accruing loans 90 days or more past due

     Nonperforming assets at June 30, 2004, totaled $910.9 million, compared with $1,046.6 million at March 31, 2004, and $1,359.7 million at June 30, 2003. The ratio of nonperforming assets to loans and other real estate was .74 percent at June 30, 2004, compared with .87 percent at March 31, 2004, and 1.14 percent at June 30, 2003. Given the Company’s ongoing efforts to reduce the overall risk profile of the organization, nonperforming assets are expected to continue to trend lower.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

CAPITAL POSITION					Table 11

($ in millions)	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2004	2004	2003	2003	2003
Total shareholders’ equity	$18,675	$19,452	$19,242	$19,771	$19,521
Tier 1 capital	14,294	14,499	14,623	14,589	13,950
Total risk-based capital	21,255	21,559	21,710	21,859	21,392

Common equity to assets	9.8%	10.1%	10.2%	10.5%	10.0%
Tangible common equity to assets	6.3	6.4	6.5	6.6	6.0
Tier 1 capital ratio	8.7	8.9	9.1	9.0	8.5
Total risk-based capital ratio	12.9	13.3	13.6	13.5	13.0
Leverage ratio	7.8	8.0	8.0	8.0	7.8

     Total shareholders’ equity was $18.7 billion at June 30, 2004, compared with $19.5 billion at June 30, 2003. The decrease was the result of corporate earnings offset by dividends, including the special dividend of $685 million related to the spin-off of Piper Jaffray Companies, share buybacks and the change in other comprehensive income, principally reflecting changes in securities valuations from a year ago.

     Tangible common equity to assets was 6.3 percent at June 30, 2004, compared with 6.4 percent at March 31, 2004, and 6.0 percent at June 30, 2003. The Tier 1 capital ratio was 8.7 percent at June 30, 2004, compared with 8.9 percent at March 31, 2004, and 8.5 percent at June 30, 2003. The total risk-based capital ratio was 12.9 percent at June 30, 2004, compared with 13.3 percent at March 31, 2004, and 13.0 percent at June 30, 2003. The leverage ratio was 7.8 percent at June 30, 2004, compared with 8.0 percent at March 31, 2004, and 7.8 percent at June 30, 2003. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

COMMON SHARES					Table 12

(Millions)	2Q	1Q	4Q	3Q	2Q
	2004	2004	2003	2003	2003
Beginning shares outstanding	1,901.2	1,922.9	1,927.4	1,924.5	1,919.0

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	3.7	12.1	10.5	2.9	5.5
Shares repurchased	(20.8)	(33.8)	(15.0)	—	—

Ending shares outstanding	1,884.1	1,901.2	1,922.9	1,927.4	1,924.5

     On December 16, 2003, the board of directors of U.S. Bancorp approved an authorization to repurchase 150 million shares of outstanding common stock during the following 24 months. During the second quarter of 2004, the Company repurchased 20.8 million shares of common stock. As of June 30, 2004, there were approximately 87 million shares remaining to be repurchased under the current authorization.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

LINE OF BUSINESS FINANCIAL PERFORMANCE*									Table 13

($ in millions)
	Operating Earnings**			Percent Change					2Q 2004
	2Q	1Q	2Q	2Q04 vs	2Q04 vs	YTD	YTD	Percent	Earnings
Business Line	2004	2004	2003	1Q04	2Q03	2004	2003	Change	Composition
Wholesale Banking	$265.7	$249.9	$210.5	6.3	26.2	$515.6	$423.2	21.8	26%
Consumer Banking***	394.5	283.8	333.2	39.0	18.4	678.3	646.4	4.9	38
Private Client, Trust and Asset Management	109.0	110.0	97.5	(0.9)	11.8	219.0	185.3	18.2	10
Payment Services	176.8	160.9	143.4	9.9	23.3	337.7	276.4	22.2	17
Treasury and Corporate Support	90.9	203.8	137.6	(55.4)	(33.9)	294.7	286.5	2.9	9

Consolidated Company	$1,036.9	$1,008.4	$922.2	2.8	12.4	$2,045.3	$1,817.8	12.5	100%

*	preliminary data

**	earnings before merger and restructuring-related items and discontinued operations

***	In 2Q04 Consumer Banking’s retail banking business grew operating earnings by 22.4 percent and 8.8 percent over 2Q03 and 1Q04, respectively. The Consumer Bank’s mortgage banking business profitability declined slightly in 2Q04 from 2Q03, but significantly increased in 2Q04 over 1Q04 due to MSR impairment of $109.3 million, which the Company elected not to offset by realizing securities gains for the business line in 1Q04.

Lines of Business

     Within the Company, financial performance is measured by major lines of business which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2004, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $265.7 million of the Company’s operating earnings in the second quarter of 2004, a 26.2 percent increase over the same period of 2003 and a 6.3 percent increase over the first quarter

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

of 2004. The increase in Wholesale Banking’s second quarter 2004 contribution over the second quarter of 2003 was primarily the result of favorable variances in the provision for credit losses (92.3 percent) and total noninterest expense (3.3 percent), partially offset by a decrease in total net revenue (3.5 percent). Total net revenue in the second quarter of 2004 was lower than in the second quarter of 2003, reflecting unfavorable variances in both net interest income (4.9 percent) and noninterest income (.6 percent). The decrease in net interest income was primarily due to a decline in average total loans outstanding (5.2 percent) and average noninterest bearing deposits (14.5 percent) due, in part, to lower deposits held by the Federal government. Although treasury management fees were higher (15.1 percent) year-over-year, the growth was more than offset by unfavorable variances in commercial products revenue (6.3 percent), primarily conduit servicing fees, and other revenue (32.7 percent). The increase in treasury management fees was principally driven by a change during the third quarter of 2003 in the Federal government’s payment methodology for treasury management services from maintaining compensating deposit balances to paying fees. Wholesale Banking’s favorable variance in total noninterest expense year-over-year was primarily driven by a decline in other expense (30.2 percent), the result of lower loan workout-related expense relative to the second quarter of 2003, partially offset by an increase in net shared services expense (5.9 percent), which is primarily driven by customer transaction volume and account activities. The decrease in the provision for credit losses year-over-year was the result of a reduction in net charge-offs, the result of improving credit quality. The increase in Wholesale Banking’s contribution to operating earnings in the second quarter of 2004 over the first quarter of 2004 was the net result of favorable variances in the provision for credit losses (74.7 percent) and total net revenue (.3 percent), partially offset by higher total noninterest expense (1.5 percent). Total net revenue was slightly higher on a linked quarter basis, with a favorable variance in net interest income (1.1 percent), offset by an unfavorable variance in noninterest income (.8 percent). The change in net interest income reflected increases over the prior quarter in the business line’s average total loans outstanding (1.0 percent) and average total deposits (2.4 percent). The unfavorable variance quarter-over-quarter in noninterest income was attributed to lower commercial products revenue, partially offset by higher treasury management fees and other revenue. The increase in noninterest expense was principally due to higher net shared services and loan-related expense, offset by lower compensation and employee benefits expense. Lower net

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

charge-offs from improving credit quality drove the favorable variance in provision for credit losses.

     Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and automated teller machines (“ATMs”). It encompasses community banking, metropolitan banking, branch ATM banking, small business banking, including lending guaranteed by the Small Business Administration, small-ticket leasing, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking contributed $394.5 million of the Company’s operating earnings in the second quarter of 2004, an 18.4 percent increase over the same period of 2003 and a 39.0 percent increase over the first quarter of 2004. While the retail banking business segment grew operating earnings by 22.4 percent and 8.8 percent over the second quarter of 2003 and the first quarter of 2004, respectively, the contribution of the mortgage banking business declined slightly year-over-year (3.7 percent), but provided a significant part of the growth for Consumer Banking over the first quarter of 2004. The decrease in the mortgage banking business’s contribution from the second quarter of 2003 was primarily the result of an increase in noninterest expense, excluding the change in MSR valuation, due to an increase in other intangible amortization, the result of the growing servicing portfolio. In the second quarter of 2004, as in the second quarter of 2003, net gains (losses) on securities in the mortgage banking business line were offset by the change in MSR valuation. The mortgage banking business line’s contribution rose in the second quarter of 2004 over the first quarter of 2004, primarily due to a favorable change in the MSR valuation of $280.4 million, partially offset by the reduction in net gains (losses) on the sale of securities of $171.1 million. In the first quarter of 2004, the Company elected not to sell higher yielding securities to offset MSR impairment in the mortgage banking business. The mortgage banking business also benefited from growth in both net interest and noninterest income and lower noninterest expense relative to the first quarter of 2004.

     For the Consumer Banking business, as a whole, the unfavorable variance in gains (losses) on the sale of securities was offset with the favorable variance in MSR valuation year-over-year. Excluding net gains (losses) on the sale of securities, total net revenue was higher than the same quarter of the 2003 by 6.2 percent, including increases in both net interest income (1.0 percent) and noninterest income (18.2 percent). Consumer Banking’s results also benefited from a reduction in

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

the provision for credit losses (11.8 percent) and a favorable variance in total noninterest expense, excluding the change in MSR valuations (.6 percent), over the second quarter of 2003. Net interest income improved year-over-year, the result of increases in average loans outstanding (8.6 percent) and a favorable change in the mix of average total deposits, partially offset by declines in the average balance of loans held for sale and in the business line’s net interest margin. Noninterest income improved in the second quarter of 2004 over the same period of 2003, primarily due to growth in deposit service charges (13.1 percent), commercial products revenue (47.9 percent), mortgage banking revenue (20.9 percent), investment products fees and commissions (11.7 percent) and other revenue (89.0 percent). Other revenue was higher due to lower lease residual losses and gains on the sale of student loans relative to the second quarter of 2003. Total noninterest expense, excluding the change in MSR valuation (.6 percent), in the second quarter of 2004 was lower than the second quarter of 2003, mainly due to a favorable change in net shared services expense (12.4 percent). A reduction in net charge-offs year-over-year drove the positive variance in the business line’s provision for credit losses.

     The increase in Consumer Banking’s contribution in the second quarter of 2004 over the first quarter of 2004 was primarily the result of a favorable change in the MSR valuation of $280.4 million, partially offset by the reduction in net gains (losses) on the sale of securities of $171.1 million. In the first quarter of 2004, the Company elected not to sell higher yielding securities to offset MSR impairment in the mortgage banking business segment. Excluding the impact of the change in MSR and net gains (losses) on the sale of securities, Consumer Banking’s contribution for the current quarter rose by 11.7 percent over the first quarter of 2004. The increase was primarily due to an increase in total net revenue, excluding net gains (losses) on the sale of securities (5.0 percent), and a reduction in the provision for credit losses (12.8 percent). Offsetting these favorable variances were higher noninterest expense, excluding the change in MSR valuation (2.2 percent). The growth in noninterest income, excluding net gains (losses) on the sale of securities, quarter-over-quarter was driven by deposit service charges, commercial products revenue, mortgage banking revenue, investment products fees and commissions and other revenue. The unfavorable variance in noninterest expense, excluding the change in MSR valuation, quarter-over-quarter was primarily the result of higher net shared services expense and other expense.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

     Private Client, Trust and Asset Management provides trust, private banking, financial advisory, investment management and mutual fund and alternative investment product services through five businesses: Private Client Group, Corporate Trust, Asset Management, Institutional Trust, and Custody and Fund Services, LLC. Private Client, Trust and Asset Management contributed $109.0 million of the Company’s operating earnings in the second quarter of 2004, 11.8 percent higher than the same period of 2003 and .9 percent lower than the first quarter of 2004. The favorable variance in the business line’s contribution in the second quarter of 2004 over the second quarter of 2003 was the result of favorable variances in total net revenue (7.6 percent) and total noninterest expense (.7 percent), partially offset by a $7.3 million increase in the provision for credit losses. Higher average loans outstanding (3.4 percent) and total deposits (34.0 percent) favorably impacted net interest income year-over-year, while noninterest income benefited from higher trust and investment management fees due to improving equity market valuations and net new account growth. The slight decrease in the business line’s contribution (.9 percent) in the second quarter of 2004 from the first quarter of 2004 was the result of higher total net revenue (2.7 percent), offset by higher total noninterest expense (1.6 percent) and a $7.9 million increase in the provision for credit losses, the result of higher net charge-offs in the second quarter of 2004. The increase in net interest income from the first quarter of 2004 to the second quarter of 2004 was primarily driven by an increase in average loans outstanding (2.2 percent) and total deposits (3.1 percent), while noninterest income benefited from tax preparation fees and net new account growth.

     Payment Services includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, merchant processing, and debit cards. Payment Services contributed $176.8 million of the Company’s operating earnings in the second quarter of 2004, a 23.3 percent increase over the same period of 2003, and a 9.9 percent increase over the first quarter of 2004. The increase in Payment Services’ contribution in the second quarter of 2004 from the same period of 2003 was the result of higher total net revenue (10.0 percent) and a lower provision for credit losses (9.6 percent), partially offset by an increase in total noninterest expense (5.8 percent). The increase in total net revenue year-over-year was primarily due to growth in noninterest income (14.4 percent), partially offset by lower net interest income (2.3 percent), which primarily reflected higher corporate card rebates and a reduction in late fees relative to the prior year’s quarter. The increase in noninterest income was principally the result of

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

growth in credit and debit card revenue (11.5 percent), corporate payment products revenue (13.0 percent), ATM processing service revenue (10.6 percent) and merchant processing services revenue (16.4 percent). Although credit and debit card revenue was negatively impacted in the second quarter of 2004 by the VISA debit card settlement and higher customer loyalty rewards expense, increases in transaction volumes and other rate adjustments more than offset these detrimental changes. The growth in total noninterest expense year-over-year primarily reflected an increase in processing expense related to the revenue growth. The increase in Payment Services’ contribution in the second quarter of 2004 over the first quarter of 2004 was primarily due to seasonally strong total net revenue (8.1 percent), offset by a slight increase in the provision for credit losses (2.4 percent) and an increase in total noninterest expense (8.5 percent), the result of the increase in processing related expense.

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of expenses associated with business activities managed on a corporate basis, including enterprise-wide operations and administrative support functions. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back primarily based on customer transaction volume and account activities to the appropriate business unit and are identified as net shared services expense. Treasury and Corporate Support recorded operating earnings of $90.9 million in the second quarter of 2004, compared with operating earnings of $137.6 million in the second quarter of 2003 and $203.8 million in the first quarter of 2004. The decrease in operating earnings in the current quarter from the second quarter of 2003 was largely due to lower total net revenue (6.5 percent) and higher total noninterest expense (45.8 percent). Lower net revenue reflected the Company’s asset/liability management decisions to invest in lower-yield floating-rate securities, higher-cost fixed funding and repositioning of the balance sheet for changes in the interest rate environment. The increase in total noninterest expense year-over-year reflected higher performance and stock-based compensation costs during 2004. The unfavorable variance in operating earnings in the second quarter of 2004 from the first quarter of 2004 was principally the net result of a $90.0 million credit in income tax expense and a $35.4 million charge associated with the prepayment of debt, both of which were recorded in the first quarter of 2004. In addition, total net revenue declined 8.1 percent quarter-over-quarter, primarily due to the reduction in the

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

investment securities portfolio and continuing asset/liability management decisions of the Company.

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, July 20, 2004, AT 1:00 p.m. (CDT). To access the conference call, please dial 800-540-0559 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-832-1508. For those unable to participate during the live call, a recording of the call will be available approximately one hour after the conference call ends on Tuesday, July 20, 2004, and will run through Tuesday, July 27, 2004, at 11:00 p.m. (CDT). To access the recorded message dial 888-567-0677. If calling from outside the United States, please dial 402-530-0419. After July 27th, a recording of the call will continue to be available by webcast on the U.S. Bancorp web site at usbank.com.

     Minneapolis-based U.S. Bancorp (“USB”), with $190 billion in assets, is the 6th largest financial services holding company in the United States. The company operates 2,315 banking offices and 4,565 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

U.S. Bancorp Reports Second Quarter 2004 Results
July 20, 2004

Forward-Looking Statements

     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company’s results of operations; (viii) changes in the financial performance and condition of the Company’s borrowers could negatively affect repayment of such borrowers’ loans; (ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

###

U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	June 30,		June 30,
(Unaudited)	2004	2003	2004	2003
Interest Income
Loans	$1,740.0	$1,821.0	$3,487.0	$3,657.7
Loans held for sale	27.3	51.8	47.2	111.4
Investment securities
Taxable	438.7	422.4	902.7	818.5
Non-taxable	4.7	7.5	10.0	16.4
Other interest income	25.5	25.1	47.4	55.0

Total interest income	2,236.2	2,327.8	4,494.3	4,659.0
Interest Expense
Deposits	205.3	288.5	432.3	595.1
Short-term borrowings	58.9	38.9	108.8	78.4
Long-term debt	174.8	184.0	360.7	368.3
Junior subordinated debentures	24.8	24.5	48.3	55.9

Total interest expense	463.8	535.9	950.1	1,097.7

Net interest income	1,772.4	1,791.9	3,544.2	3,561.3
Provision for credit losses	204.5	323.0	439.5	658.0

Net interest income after provision for credit losses	1,567.9	1,468.9	3,104.7	2,903.3
Noninterest Income
Credit and debit card revenue	158.8	142.3	300.6	269.7
Corporate payment products revenue	102.7	90.9	197.5	176.9
ATM processing services	44.9	41.9	87.1	84.3
Merchant processing services	165.1	141.8	306.2	269.1
Trust and investment management fees	251.7	238.9	500.3	467.5
Deposit service charges	202.1	179.0	387.3	342.2
Treasury management fees	121.5	111.8	239.0	223.8
Commercial products revenue	107.4	100.0	217.8	204.2
Mortgage banking revenue	109.9	90.3	204.1	185.7
Investment products fees and commissions	42.2	38.1	81.5	73.2
Securities gains (losses), net	(171.7)	213.1	(171.7)	353.8
Other	107.1	84.8	210.3	188.6

Total noninterest income	1,241.7	1,472.9	2,560.0	2,839.0
Noninterest Expense
Compensation	572.6	547.6	1,108.4	1,093.6
Employee benefits	91.2	79.6	191.4	171.3
Net occupancy and equipment	153.4	159.5	309.1	320.8
Professional services	34.7	32.9	67.1	59.3
Marketing and business development	48.7	51.1	84.0	80.9
Technology and communications	102.4	104.1	204.1	209.0
Postage, printing and supplies	60.5	61.8	122.1	122.2
Other intangibles	(47.6)	312.3	178.5	547.4
Merger and restructuring-related charges	—	10.8	—	28.4
Other	216.7	186.9	422.8	368.3

Total noninterest expense	1,232.6	1,546.6	2,687.5	3,001.2

Income from continuing operations before income taxes	1,577.0	1,395.2	2,977.2	2,741.1
Applicable income taxes	540.1	480.2	931.9	942.0

Income from continuing operations	1,036.9	915.0	2,045.3	1,799.1
Income from discontinued operations (after-tax)	—	4.9	—	5.6

Net income	$1,036.9	$919.9	$2,045.3	$1,804.7

Earnings Per Share
Income from continuing operations	$.55	$.48	$1.07	$.94
Discontinued operations	—	—	—	—

Net income	$.55	$.48	$1.07	$.94

Diluted Earnings Per Share
Income from continuing operations	$.54	$.47	$1.06	$.93
Discontinued operations	—	.01	—	.01

Net income	$.54	$.48	$1.06	$.94

Dividends declared per share	$.240	$.205	$.480	$.410

Average common shares outstanding	1,891.6	1,922.3	1,903.5	1,920.6
Average diluted common shares outstanding	1,913.4	1,931.6	1,927.3	1,928.6

U.S. Bancorp
Consolidated Ending Balance Sheet

	June 30,	December 31,	June 30,
(Dollars in Millions)	2004	2003	2003
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$7,476	$8,630	$11,795
Investment securities
Held-to-maturity	125	152	188
Available-for-sale	40,160	43,182	35,390
Loans held for sale	1,383	1,433	3,791
Loans
Commercial	40,065	38,526	42,238
Commercial real estate	27,204	27,242	27,259
Residential mortgages	14,380	13,457	11,712
Retail	41,181	39,010	38,214

Total loans	122,830	118,235	119,423
Less allowance for loan losses	(2,244)	(2,369)	(2,368)

Net loans	120,586	115,866	117,055
Premises and equipment	1,893	1,957	2,064
Customers’ liability on acceptances	169	121	148
Goodwill	6,226	6,025	6,329
Other intangible assets	2,475	2,124	1,984
Other assets	9,737	9,796	16,155

Total assets	$190,230	$189,286	$194,899

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$32,786	$32,470	$44,465
Interest-bearing	71,314	74,749	72,315
Time deposits greater than $100,000	15,827	11,833	9,547

Total deposits	119,927	119,052	126,327
Short-term borrowings	11,592	10,850	7,387
Long-term debt	31,013	31,215	31,379
Junior subordinated debentures	2,652	2,601	2,652
Acceptances outstanding	169	121	148
Other liabilities	6,202	6,205	7,485

Total liabilities	171,555	170,044	175,378
Shareholders’ equity
Common stock	20	20	20
Capital surplus	5,860	5,851	5,836
Retained earnings	15,644	14,508	14,121
Less treasury stock	(2,316)	(1,205)	(1,092)
Other comprehensive income	(533)	68	636

Total shareholders’ equity	18,675	19,242	19,521

Total liabilities and shareholders’ equity	$190,230	$189,286	$194,899